Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Astellas to Pay $295 Million to Extend License of Regeneron’s
VelocImmune® Antibody Technology through 2023

Tarrytown, NY and Tokyo, Japan – (July 28, 2010) – Regeneron Pharmaceuticals, Inc. (“Regeneron”; Nasdaq: REGN) and Astellas Pharma Inc. (“Astellas”; Headquarters: Tokyo, Japan; President & CEO: Masafumi Nogimori) announced today that Astellas has extended through 2023 the non-exclusive license agreement that allows Astellas to utilize Regeneron’s VelocImmune® technology in its internal research programs to discover fully human monoclonal antibody product candidates.

Astellas will pay $165 million upfront and another $130 million in June 2018 unless it terminates the agreement prior to that date. Upon commercialization of any antibody products discovered utilizing VelocImmune, Astellas will pay a mid-single-digit royalty on product sales.

In March 2007, Astellas and Regeneron entered into a six-year VelocImmune license agreement pursuant to which Astellas made license payments of $20 million per year in 2007 through 2010. This amendment supersedes the original agreement and as such, Astellas will no longer make annual license payments in 2011 and 2012. Approximately 20 monoclonal antibody projects using VelocImmune technology are ongoing at Astellas and Agensys, Inc., a U.S. affiliate of Astellas.

“VelocImmune is the centerpiece of Regeneron’s suite of technologies for the discovery and development of fully human monoclonal antibodies,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron's Chief Scientific Officer. “We are pleased that Astellas, a company with a clear strategic commitment to developing therapeutic antibodies, has elected to continue to utilize the VelocImmune platform for its internal development programs.”

“We are excited about this extension of the license agreement with Regeneron,” said Shinichi Tsukamoto, Ph.D., Astellas’ Senior Vice President, Drug Discovery Research. “As described in our recently announced mid-term management plan toward FY2014, Astellas is putting the highest strategic priority on the development of antibody drugs, and VelocImmune will continue to be the indispensable technology for our antibody drug development program.”

VelocImmune
Regeneron’s VelocImmune technology offers the potential to increase dramatically the speed and efficiency of discovering fully-human, therapeutic monoclonal antibodies. The VelocImmune platform generates fully human monoclonal antibodies (hMAbs) to address clinically relevant targets of therapeutic interest. The VelocImmune mouse, unlike other hMAb mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for discovering fully human monoclonal antibodies.

About Astellas
Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in urology, immunology & infectious diseases, neuroscience, DM complications & metabolic diseases and oncology. Astellas has discovered a treatment for over-active bladder (OAB), Vesicare® (solifenacin succinate) and an immunosuppressant, Prograf® (tacrolimus), which have enabled Astellas to become an established leader in both Urology and Transplant. For more information on Astellas Pharma Inc., please visit Astellas’ website at http://www.astellas.com/en.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in Phase 3 clinical trials for the potential treatment of gout, diseases of the eye (wet age-related macular degeneration and central retinal vein occlusion), and certain cancers. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions and cancer. Additional information about Regeneron and recent news releases are available on Regeneron's web site at www.regeneron.com.

This news release includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties. These include, among others, risks and timing associated with preclinical and clinical development of Regeneron's drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron's product and drug candidates, uncertainty of market acceptance of Regeneron's product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron's agreements with Astellas, the sanofi-aventis Group and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact Information:
Astellas
Corporate Communications
Tel: +81-3-3244-3201 Fax: +81-3-5201-7473
http://www.astellas.com/en

Regeneron
Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.345.7799	914.345.7640
michael.aberman@regeneron.com	peter.dworkin@regeneron.com